EXHIBIT 23

Independent Auditor's Consent

We consent to the incorporation by reference in the Registration Statement No. 333-51162 of Computer Task Group, Incorporated on Form S-8 of our report dated June 4, 2004 in this Annual Report on Form 11-K of Computer Task Group, Incorporated 401(k) Retirement Plan for the year ended December 31, 2003.

/s/ Freed Maxick & Battaglia, CPA's, PC

Buffalo, New York
June 28, 2004